Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into this 13th day of March, 2007 by and between Auxilium Pharmaceuticals, Inc. (the “Company”) and Roger D. Graham, Jr. (“Executive”).

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment and agrees to perform Executive’s duties and responsibilities, in accordance with the terms, conditions and provisions hereinafter set forth. This Agreement shall be effective as of March 19, 2007 (the “Effective Date”) and shall continue until terminated in accordance with Section 2 hereof. Nothing in this Agreement shall be construed as giving Executive any right to be retained in the employ of the Company, and Executive specifically acknowledges that Executive shall be an employee-at-will of the Company, and thus subject to discharge at any time by the Company with or without cause and without compensation of any nature except as provided in Section 2 below.

1.1 Duties and Responsibilities. Commencing on the Effective Date, Executive shall serve as the Executive Vice President, Sales and Marketing of the Company. As such, Executive shall be responsible for establishing and supervising, coordinating and managing the Company’s marketing, including new product marketing, sales, sales operations, managed care, sales and marketing training and market research functions and shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to Executive by the Chief Executive Officer of the Company or by the Company’s Board of Directors (the “Board”).

1.2 Extent of Service. Executive agrees to use Executive’s best efforts to carry out Executive’s duties and responsibilities under Section 1.1 hereof as well as any other Sales and Marketing duties and responsibilities and, consistent with the other provisions of this Agreement, to devote substantially all of Executive’s business time, attention and energy thereto. The foregoing shall not be construed as preventing Executive from making investments in or otherwise engaging in other businesses or enterprises, provided that Executive agrees not to become engaged in any other business activity which, in the reasonable judgment of the Board, is likely to interfere with Executive’s ability to discharge Executive’s duties and responsibilities to the Company. Executive may serve on the board of directors of other entities in accordance with the Company’s Corporate Governance Guidelines.

1.3 Base Salary. For all the services rendered by Executive hereunder, the Company shall pay Executive a base salary (“Base Salary”) at the annual rate of $318,000, payable bi-weekly in installments at such times as the Company customarily pays its other senior level executives. Executive’s Base Salary shall be reviewed annually for appropriate increases by the Board or compensation committee pursuant to the normal performance review policies for senior level executives.

1.4 Representations and Warranties of the Executive. Executive represents and warrants to the Company that: (a) Executive’s employment with the Company will not conflict with or result in his breach of any agreement to which he is a party or otherwise may be bound; (b) Executive has not violated, and in connection with his employment relationship with the Company will not violate, any non-solicitation, non-competition or other similar covenant or agreement of a prior employer by which he is or may be bound; and (c) in connection with Executive’s employment relationship with the Company, he will not use any confidential or proprietary information that he may have obtained in connection with employment with any prior employer.

1.5 Incentive Compensation. Executive shall participate in short-term and long-term incentive programs established by the Company for its senior level executives generally, at levels determined by the Board or the Chief Executive Officer. Executive’s incentive compensation shall be subject to the terms of the applicable plans and shall be determined based on Executive’s individual performance and Company performance as determined by the Board or the Chief Executive Officer. Executive’s annual bonus target amount shall be no less than 45% of his annual base salary, subject to achievement of goals to be mutually agreed upon by Executive and the Chief Executive Officer of the Company, with a potential payout from 0 to 200% of the target amount depending upon achievement of the mutually agreed upon goals. For performance in the calendar year 2007, Executive’s bonus shall not be pro rated or otherwise reduced by virtue of the fact that the Executive’s employment with the Company will have been less than a full calendar year and such bonus shall be calculated as if the Executive was employed with the Company for the entire calendar year.

1.6 Option Grant and Restricted Stock Grant.

(a) Executive shall be granted a non-qualified option to purchase 90,000 shares (the “Option Grant”) of the Company’s common stock at an exercise price per share equal to the last reported sale price of a share of the Company’s common stock on the NASDAQ National market on the Effective Date. Vesting of the Option Grant will be over four years with 25% of the grant amount vesting in each of the four years, with the first 25% vesting on the first anniversary of the Effective Date and with the balance vesting in three equal annual installments thereafter. The Option Grant will be subject to the terms of the Company’s 2004 Equity Compensation Plan.

(b) On the Effective Date, Executive shall be granted 15,000 shares of restricted stock, and the lapsing of the restrictions on such restricted stock will be as follows:

•	First anniversary of Effective Date: 3,000 shares of 15,000 restricted stock grant;

•	Second anniversary of Effective Date: 3,000 shares of 15,000 restricted stock grant;

•	Third anniversary of Effective Date: 3,000 of shares of 15,000 restricted stock grant; and

•	Fourth anniversary of Effective Date: 6,000 of shares of restricted stock grant.

1.7 Reimbursement of Expenses.

(a) Executive shall be provided with reimbursement of reasonable expenses related to Executive’s employment by the Company on a basis no less favorable than that which may be authorized from time to time for senior level executives as a group.

(b) Any request for reimbursement by Executive must be submitted to the Company no later than February 1 of the calendar year following the year in which the expense is incurred; the reimbursement, if approved, shall be paid by March 15 of such year, in accordance with the Company’s reimbursement policies.

1.8 Vacation. Executive shall be entitled to four weeks of vacation and three personal days in accordance with the Company’s pay for time not worked policies.

1.9 Benefits. Executive shall be entitled to participate in employee retirement and welfare benefit plans made available to the Company’s senior level executives as a group or to its employees generally, as such retirement and welfare plans may be in effect from time to time and subject to the eligibility requirements of the plans. Nothing in this Agreement shall prevent the Company from amending or terminating any retirement, welfare or other employee benefit plans or programs from time to time as the Company deems appropriate.

1.10 Indemnification. Executive shall be entitled to the all indemnification provided to officers under the Company’s bylaws.

2. Termination. Executive’s employment shall terminate upon the occurrence of any of the following events:

2.1 Termination Without Cause Before A Change of Control.

(a) The Company may remove Executive at any time without Cause (as defined in Section 2.9) from the position in which Executive is employed hereunder upon not less than 30 days’ prior written notice to Executive.

(b) If Executive’s employment terminates as described in subsection (a) above and Executive executes and does not revoke a written release upon such removal, in a form provided by the Company, of any and all claims against the Company and all related parties with respect to all matters arising out of Executive’s employment by the Company, or the termination thereof (the “Release”), Executive shall be entitled to receive the following severance compensation, as long as Executive complies with the terms of Sections 4, 5, 6 and 7 below:

(i) Executive shall receive severance payments in an amount equal to (A) 0.75 times Executive’s annual Base Salary at the rate in effect at the time of Executive’s termination plus (B) 0.75 times Executive’s bonus (average of last 2 years or most recent bonus amount, whichever is higher, and in the event that Executive has been employed less than two years, 45% of the Executive’s annual Base Salary at the rate in effect at the time of Executive’s termination). The severance amount shall be paid in equal monthly installments over the nine-month period following Executive’s termination of employment (the “Nine-Month Severance Period”). Monthly payments shall commence within 30 days after the effective date of the termination (or the end of the revocation period for the Release, if later).

(ii) The Company shall pay the monthly COBRA medical insurance cost (less any required employee payments calculated as if Executive had continued to be an employee) if Executive continues medical coverage under COBRA, for Executive, and, where applicable, his or her spouse and dependents, during the Nine-Month Severance Period following Executive’s termination date. The Executive may elect COBRA continuation coverage according to the terms of the Company’s applicable medical plan for the period permitted under such plan.

(iii) Executive shall receive any benefits accrued in accordance with the terms of any applicable benefit plans and programs of the Company.

(iv) Executive agrees that if Executive fails to comply with Section 4, 5, 6 or 7 below, all payments under this Section 2.1 shall immediately cease.

2.2 Termination Without Cause; Resignation for Good Reason After A Change of Control.

(a) If a Change of Control occurs and the Company terminates Executive’s employment without Cause at any time upon or after a Change of Control, or if Executive resigns for Good Reason (as defined in Section 2.9) upon or at any time during the one-year period following the Change of Control, this Section 2.2 shall apply.

(b) If Executive’s employment terminates as described in subsection (a) above and Executive executes and does not revoke a Release, Executive shall be entitled to receive the following severance compensation, as long as Executive complies with the terms of Sections 4, 5, 6 and 7 below:

(i) Executive shall receive a lump sum severance payment in an amount equal to (A) 1.25 times Executive’s annual Base Salary at the rate in effect at the time of Executive’s termination, plus (B) 1.25 times Executive’s bonus (average of last 2 years or most recent bonus amount, whichever is higher, and in the event that Executive has been employed less than two years, 45% of the Executive’s annual Base Salary at the rate in effect at the time of Executive’s termination). The payment shall be made within 30 days after the effective date of the termination of employment (or the end of the revocation period for the Release, if later).

(ii) The Company shall pay the monthly COBRA medical insurance cost (less any required employee payments calculated as if Executive had continued to be an employee) if Executive continues medical coverage under COBRA, for Executive, and, where applicable, his or her spouse and dependents, during the 15-Month Severance Period following Executive’s termination date. The Executive may elect COBRA continuation coverage according to the terms of the Company’s applicable medical plan for the period permitted under such plan.

(iii) All outstanding stock options held by Executive at the date of Executive’s termination of employment shall become fully exercisable on the date of termination and all restrictions on stock grants and/or awards to Executive shall lapse immediately upon the date of Executive’s termination of employment.

(iv) Executive shall receive any benefits accrued in accordance with the terms of any applicable benefit plans and programs of the Company.

(c) Executive agrees that if Executive materially breaches Section 4, 5, 6 or 7 below, all payments under this Section 2.2 shall immediately cease.

2.3 Increase in Payments Upon a Change of Control.

(a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code (as defined in Section 2.9), the Company shall pay to Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income tax, employment tax and excise tax imposed upon the Gross-Up Payment, shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, unless Executive specifies that other rates apply, Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence on Executive’s termination date, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

(b) All determinations to be made under this Section 2.3 shall be made by the Company’s independent public accountant immediately prior to the Change of Control or by another independent public accounting firm mutually selected by the Company and Executive before the date of the Change of Control (the “Accounting Firm”), which firm shall provide its determinations and any supporting calculations both to the Company and Executive within 20 days after Executive’s termination date. Any such determination by the Accounting Firm shall be binding upon the Company and Executive.

(c) The Company shall pay the Gross-Up Payment as and when the related excise tax under section 4999 of the Code (“Excise Tax”) is incurred. The Gross-Up Payment shall be paid in accordance with Section 409A of the Code, to the extent applicable. If required in order to comply with Section 409A of the Code, (i) the Gross-Up Payment attributable to Payments other than severance compensation shall be paid in a lump sum payment upon the closing of the Change of Control, subject to Section 2.10 below, if applicable, and (ii) the Gross-Up Payment attributable to severance compensation shall be paid in a lump sum payment on the first day on which severance compensation is paid. If the amount of a Gross-Up Payment cannot be fully determined by the date on which the applicable portion of the Payment becomes subject to the Excise Tax (“Payment Date”), the Company shall pay to the Executive by the Payment Date an estimate of such Gross-Up Payment, as determined by the Accounting Firm, and the Company shall pay to the Executive the remainder of such Gross-Up Payment (if any) as soon as the amount can be determined, but in no event later than 20 days after the Payment Date.

(d) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 2.3 shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to this Section 2.3, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

2.4 Voluntary Termination. Executive may voluntarily terminate Executive’s employment for any reason upon 30 days’ prior written notice. In such event, after the effective date of such termination, except as provided in Section 2.2 with respect to a resignation for Good Reason, no further payments (other than Base Salary accrued through the date of termination) shall be due under this Agreement, except that Executive shall be entitled to any benefits accrued in accordance with the terms of any applicable benefit plans and programs of the Company.

2.5 Disability. The Company may terminate Executive’s employment if Executive has been unable to perform the material duties of Executive’s employment for a period of 90 days in any 12-month period because of physical or mental injury or illness (“Disability”); provided, however, that the Company shall continue to pay Executive’s Base Salary until the Company acts to terminate Executive’s employment. Executive agrees, in the event of a dispute under this Section 2.5 relating to Executive’s Disability, to submit to a physical examination by a licensed physician jointly selected by the Board and Executive. If the Company terminates Executive’s employment for Disability, no further payments (other than Base Salary accrued through the date of termination) shall be due under this Agreement, except that Executive shall be entitled to any benefits accrued in accordance with the terms of any applicable benefit plans and programs of the Company.

2.6 Death. If Executive dies while employed by the Company, the Company shall pay to Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, any benefits accrued under the Company’s benefit plans and programs. Otherwise, the Company shall have no further liability or obligation under this Agreement to Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Executive (other than Base Salary accrued through the date of death).

2.7 Cause. The Company may terminate Executive’s employment at any time for Cause upon written notice to Executive, in which event all payments under this Agreement (other than Base Salary accrued through the date of termination) shall cease. Executive shall be entitled to any benefits accrued before Executive’s termination in accordance with the terms of any applicable benefit plans and programs of the Company.

2.8 Notice of Termination. Any termination of Executive’s employment shall be communicated by a written notice of termination to the other party hereto given in accordance with Section 11. The notice of termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) briefly summarize the facts and circumstances deemed to provide a basis for a termination of employment and the applicable provision hereof, and (iii) specify the termination date in accordance with the requirements of this Agreement.

2.9 Definitions.

(a) “Cause” shall mean any of the following grounds for termination of Executive’s employment:

(i) Executive shall have been convicted of, or entered a plea of guilty to, a felony,

(ii) Executive intentionally and continually fails to perform Executive’s reasonably assigned material duties to the Company (other than a failure resulting from Executive’s incapacity due to physical or mental illness), which failure has continued for a period of at least 30 days after a written notice of demand for substantial performance, signed by a duly authorized officer of the Company and describing, in reasonable detail, the tasks which the Executive has allegedly failed to perform, has been delivered to Executive specifying the manner in which Executive has failed substantially to perform,

(iii) Executive engages in willful misconduct in the performance of Executive’s duties, or

(iv) Executive materially breaches Section 4, 5, 6 or 7 below.

(b) “Change of Control” as used herein, a “Change of Control” shall be deemed to have occurred if:

(i) Any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors; or

(ii) The consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, (B) a sale or other disposition of all or substantially all of the assets of the Company, or (C) a liquidation or dissolution of the Company; or

(iii) After the Effective Date, directors are elected such that a majority of the members of the Board shall have been members of the Board for less than two years, unless the election or nomination for election of each new director who was not a director at the beginning of such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d) “Good Reason” shall mean the occurrence of any of the following events or conditions, unless Executive has expressly consented in writing thereto, or except as a result of Executive’s physical or mental incapacity or as described in the last sentence of this subsection (d):

(i) a reduction in Executive’s Base Salary;

(ii) a substantial reduction or diminution of Executive’s duties and responsibilities hereunder; or

(iii) the Company requires that Executive’s principal office location be moved to a location more than 50 miles from Executive’s principal office location immediately before the change; or

(iv) the Company fails to pay Executive’s compensation, employee benefits or reimbursements when due.

Notwithstanding the foregoing, Executive shall not have Good Reason for termination unless Executive gives written notice of termination for Good Reason within 15 days after the event giving rise to Good Reason occurs and the Company does not correct the action or failure to act that constitutes the grounds for Good Reason, as set forth in Executive’s notice of termination, within 30 days after the date on which Executive gives written notice of termination.

2.10 Required Postponement for Specified Executives.

(a) If Executive is considered a Specified Executive (as defined below) and payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Section 409A of the Code, payment of such amounts shall be delayed as required by section 409A, and the accumulated postponed amounts, with accrued interest as described below, shall be paid in a lump sum payment within five days after the end of the six month period. If Executive dies during the postponement period prior to the payment of benefits, the amounts postponed on account of Section 409A, with accrued interest as described in subsection (b) below, shall be paid to the personal representative of Executive’s estate within 60 days after the date of Executive’s death.

(b) If payment of any amounts under this Agreement is required to be delayed pursuant to section 409A of the Code, the Company shall pay interest on the postponed payments from the date on which the amounts otherwise would have been paid to the date on which such amounts are paid at an annual rate equal to the rate announced by Deutsche Bank (or its successor) as its “prime rate” as of Executive’s Termination Date.

(c) The term “Specified Executive” means an employee who, at any time during the 12-month period ending on the identification date (defined below), is (i) an officer of the Company or a member of its controlled group (as determined for purposes of section 416(i) of the Code) who has annual compensation greater than $135,000 (or such other amount as may be in effect under Section 416(i)(1) of the Code), (ii) a 5% owner of the Company or (iii) a 1% owner of the Company who has annual compensation greater than $150,000. The identification date shall be each December 31, and the determination of Specified Executives as of such identification date shall apply for the 12-month period following April 1 after the identification date. The determination of Specified Executives, including the number and identity of persons considered officers, shall be made by the Company in accordance with the provisions of Sections 416(i) and 409A of the Code and the regulations issued thereunder.

3. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify; provided, however, that if Executive becomes entitled to and receives the payments provided for in Section 2 of this Agreement, Executive hereby waives Executive’s right to receive payments under any severance plan or similar program applicable to all employees of the Company.

4. Confidentiality. Executive agrees that Executive’s services to the Company and its subsidiaries and any successors or assigns (collectively, the “Employer”) were and are of a special, unique and extraordinary character, and that Executive’s position places Executive in a position of confidence and trust with the Employer’s customers and employees. Executive also recognizes that Executive’s position with the Employer will give Executive substantial access to Confidential Information (as defined below), the disclosure of which to competitors of the Employer would cause the Employer to suffer substantial and irreparable damage. Executive recognizes, therefore, that it is in the Employer’s legitimate business interest to restrict Executive’s use of Confidential Information for any purposes other than the discharge of Executive’s employment duties at the Employer, and to limit any potential appropriation of Confidential Information by Executive for the benefit of the Employer’s competitors and to the detriment of the Employer. Accordingly, Executive agrees as follows:

(a) Executive will not at any time, whether during or after the termination of Executive’s employment, reveal to any person or entity any of the trade secrets or confidential information of the Employer or of any third party which the Employer is under an obligation to keep confidential (including but not limited to trade secrets or confidential information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, projects, plans and proposals) (“Confidential Information”), except as may be required in the ordinary course of performing Executive’s duties as an employee of the Employer, and Executive shall keep secret all matters entrusted to Executive and shall not use or attempt to use any such information in any manner which may injure or cause loss or may be calculated to injure or cause loss whether directly or indirectly to the Employer.

(b) The above restrictions shall not apply to: (i) information that at the time of disclosure is generally available to the public through no fault of Executive; (ii) information received from a third party outside of the Employer that was disclosed without a breach of any confidentiality obligation; (iii) information approved for release by written authorization of the Employer; (iv) information which was known to the Executive prior to January 29, 2007, or (v) information that may be required by law or an order of any court, agency or proceeding to be disclosed; provided Executive shall provide the Employer notice of any such required disclosure once Executive has knowledge of it and will help the Employer to the extent reasonable to obtain an appropriate protective order.

(c) Further, Executive agrees that during Executive’s employment Executive shall not take, use or permit to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature (with the exception of documents relating to benefits to which Executive might be entitled following the termination of Executive’s employment with the Employer) relating to any matter within the scope of the business of the Employer or concerning any of its dealings or affairs otherwise than for the benefit of the Employer. Executive further agrees that Executive shall not, after the termination of Executive’s employment, use or permit to be used any such notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Employer and that, immediately upon the termination of Executive’s employment, Executive shall deliver all of the foregoing, and all copies thereof, to the Employer, at its main office.

(d) Executive agrees that upon the termination of Executive’s employment with the Employer, Executive will not take or retain without written authorization any documents, files or other property of the Employer, and Executive will return promptly to the Employer any such documents, files or property in Executive’s possession or custody, including any copies thereof maintained in any medium or format (with the exception of documents relating to benefits to which Executive might be entitled following the termination of Executive’s employment with the Employer). Executive recognizes that all documents, files and property which Executive has received and will receive from the Employer, including but not limited to scientific research, customer lists, handbooks, memoranda, product specifications, and other materials (with the exception of documents relating to benefits to which Executive might be entitled following the termination of Executive’s employment with the Employer), are for the exclusive use of the Employer and employees who are discharging their responsibilities on behalf of the Employer, and that Executive has no claim or right to the continued use, possession or custody of such documents, files or property following the termination of Executive’s employment with the Employer.

5. Intellectual Property.

(a) If at any time or times during Executive’s employment Executive shall (either alone or with others) make, conceive, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called “Developments”) that (i) relates to the business of the Employer or any customer of or supplier to the Employer or any of the products or services being developed, manufactured or sold by the Employer or which may be used in relation therewith(ii) results from tasks assigned to Executive by the Employer or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Employer, such Developments and the benefits thereof shall immediately become the sole and absolute property of the Employer and its assigns, and Executive shall promptly disclose to the Employer (or any persons designated by it) each such Development, and Executive hereby assigns any rights Executive may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Employer and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models) to the Employer.

(b) Upon disclosure of each Development to the Employer, Executive will, during Executive’s employment and at any time thereafter, at the request and cost of the Employer, sign, execute, make and do all such deeds, documents, acts and things as the Employer and its duly authorized agents may reasonably require:

(i) to apply for, obtain and vest in the name of the Employer alone (unless the Employer otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(c) In the event the Employer is unable, after reasonable effort, to secure Executive’s signature on any letters patent, copyright or other analogous protection relating to a Development, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Employer and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letter patents, copyright and other analogous protection thereon with the same legal force and effect as if executed by Executive.

6. Non-Competition. While Executive is employed at the Employer and for a period of one year after termination of Executive’s employment (for any reason whatsoever, whether voluntary or involuntarily), Executive will not, without the prior written approval of the Board, whether alone or as a partner, officer, director, consultant, agent, employee or stockholder of any company or other commercial enterprise, directly or indirectly engage in any business or other activity in the United States or Canada which competes with the Employer in the sale of the pharmaceutical or other products being manufactured, marketed, distributed or developed by the Employer while Executive is employed by Employer and at the time of termination of such employment. The foregoing prohibition shall not prevent Executive’s employment or engagement after termination of Executive’s employment by any company or business organization, as long as the activities of any such employment or engagement, in any capacity, do not involve work on matters related to the products being developed, manufactured, or marketed by the Employer at the time of termination of Executive’s employment. Executive shall be permitted to own securities of a public company not in excess of five percent of any class of such securities and to own stock, partnership interests or other securities of any entity not in excess of five percent of any class of such securities and such ownership shall not be considered to be in competition with the Employer.

7. Non-Solicitation.

(a) While Executive is employed at the Employer and for a period of one (1) year after termination of such employment (for any reason, whether voluntary or involuntarily), Executive agrees that Executive will not:

(i) directly or indirectly solicit, entice or induce any customer to become a customer of any other person, firm or corporation with respect to products of such person, firm or corporation that are directly competitive with products then sold or under development by the Employer or to cease doing business with the Employer, and Executive shall not approach any such person, firm or corporation for such purpose or authorize or knowingly approve the taking of such actions by any other person; or

(ii) directly or indirectly solicit or recruit any employee of the Employer to work for a third party other than the Employer (excluding newspaper or similar print or electronic solicitations of general circulation).

(b) This Section 7 does not apply to any general solicitation not focused to any group of customers itemized on a customer list of the Employer.

8. General Provisions.

(a) Executive acknowledges and agrees that the type and periods of restrictions imposed in Sections 4, 5, 6 and 7 of this Agreement are fair and reasonable, and that such restrictions are intended solely to protect the legitimate interests of the Employer, rather than to prevent Executive from earning a livelihood. Executive recognizes that the Employer competes worldwide, and that Executive’s access to Confidential Information makes it necessary for the Employer to restrict Executive’s post-employment activities in any market in which the Employer competes, and in which Executive’s access to Confidential Information and other proprietary information could be used to the detriment of the Employer. In the event that any restriction set forth in this Agreement is determined to be overbroad with respect to scope, time or geographical coverage, Executive agrees that such a restriction or restrictions should be modified and narrowed, either by a court or by the Employer, so as to preserve and protect the legitimate interests of the Employer as described in this Agreement, and without negating or impairing any other restrictions or agreements set forth herein.

(b) Executive acknowledges and agrees that if Executive should breach any of the covenants, restrictions and agreements contained herein, irreparable loss and injury would result to the Employer, and that damages arising out of such a breach may be difficult to ascertain. Executive therefore agrees that, in addition to all other remedies provided at law or at equity, the Employer shall be entitled to seek to have the covenants, restrictions and agreements contained in Sections 4, 5, 6, and 7 specifically enforced (including, without limitation, by temporary, preliminary, and permanent injunctions and restraining orders) by any state or federal court in the Commonwealth of Pennsylvania having equity jurisdiction and Executive agrees to subject Executive to the jurisdiction of such court.

(c) Executive agrees that if the Employer fails to take action to remedy any breach by Executive of this Agreement or any portion of the Agreement, such inaction by the Employer shall not operate or be construed as a waiver of any subsequent breach by Executive of the same or any other provision, agreement or covenant.

(d) Executive acknowledges and agrees that the payments and benefits to be provided to Executive under this Agreement are provided as consideration for the covenants in Sections 4, 5, 6, and 7 hereof.

9. Survivorship. The respective rights and obligations of the parties under Sections 1.6, 1.7, 2 and 4-18 of this Agreement shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

10. Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

11. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Auxilium Pharmaceuticals, Inc.

40 Valley Stream Parkway

Malvern, Pa. 19355

If to Executive, to:

Roger D. Graham, Jr.

9 Somerset Lane

Malvern, Pa. 19355

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

12. Contents of Agreement; Amendment and Assignment.

(a) This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements and understandings concerning Executive’s employment by the Company, and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed on its behalf by a duly authorized officer and by Executive.

(b) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

13. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

14. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

15. Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Except as otherwise provided by Section 2.3, Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

16. Miscellaneous. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

17. Governing Law. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions or canons of construction that construe agreements against the draftsperson.

18. Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Code and its corresponding regulations, to the extent applicable. Notwithstanding anything in this Agreement to the contrary, payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

AUXILIUM PHARMACEUTICALS, INC.

By:	/s/ Armando Anido
Name:	Armando Anido
Title:	Chief Executive Officer and President

EXECUTIVE

/s/ Roger D. Graham, Jr.
ROGER D. GRAHAM, JR.